Exhibit 99.1

SERVICE BANCORP, INC.	For Immediate Release
81 Main Street
Medway, MA 02053

Service Bancorp, Inc. Reports Results

For the Quarter Ended September 30, 2007

Medway, MA, October 24, 2007 – Service Bancorp, Inc. (OTC Bulletin Board: SERC), the bank holding company for Strata Bank, announced a net loss for the first quarter ended September 30, 2007 of $224,000, or ($0.14) per share, compared to net income of $249,000, or $0.15 per share, for the same quarter a year ago, a decrease of $473,000 due to a decline in the Company’s net interest margin of $339,000, an increase in operating expenses of $304,000 and an increase in the provision for loan losses of $220,000. The increased provision was primarily related to an allocation of the allowance for loan losses during the quarter ended September 30, 2007 to a number of commercial loans that the Company determined during the quarter had become impaired.

Pamela J. Montpelier, Chief Executive Officer and President of Service Bancorp, Inc. and Strata Bank, stated: “This quarter’s earnings reflected an increase in the loan loss provisions to account for the current environment that has adversely affected some of our commercial loan customers. In increasing the resources that we are devoting to the resolution of non-performing assets, our preference, whenever the circumstances warrant, is to work closely with our commercial borrowers to address the financial challenges of this economy. Our new Executive and Operations Center allows the bank to continue to expand its infrastructure; the related increase in operating expenses associated with our facility was anticipated.”

The Company’s total assets were $413.2 million as of September 30, 2007, compared to $415.1 million as of June 30, 2007, a decrease of $1.9 million, or 0.46%. The decrease in assets includes a decrease in total gross loans of $2.8 million since June 30, 2007 to $329.5 million. Commercial loans, which include commercial real estate, construction and commercial business loans, decreased $3.3 million, or 2.2%, during the quarter ended September 30, 2007 to $150.2 million. The Company, through its residential loan origination division, the Strata Mortgage Center, originated $5.4 million in residential real estate loans of which $1.7 million were sold on the secondary market. Total residential real estate loans including loans held for sale increased by $895,000, or 0.58%, to $155.7 million at September 30, 2007. Home equity and consumer loans decreased $362,000, or 1.5%, since June 30, 2007, to $24.5 million.

Investment securities, which consist primarily of government sponsored enterprise bonds, mortgage-backed securities, corporate bonds, equity securities and Federal Home Loan Bank stock, increased $914,000, or 1.5%, since June 30, 2007 to $61.5 million at September 30, 2007 due to net purchases during the quarter and a decrease in the unrealized loss on securities available for sale due to favorable changes in the market prices for debt securities during the quarter.

Total deposits were $258.2 million, a decrease of $16.0 million since June 30, 2007. Core deposits decreased $17.5 million, or 12.6%. The largest decrease was in certain NOW accounts used by attorneys in connection with residential loan closings. These deposits typically fluctuate with the number of loan closings during the quarter. Certificates of deposit increased $2.3 million, or 1.9% due to several certificate promotions during the three months ended September 30, 2007. In addition, brokered certificates of deposit decreased by $800,000 during the same period. Borrowings, most of which consisted of Federal Home Loan Bank advances, increased by $12.7 million, or 11.9%, to $119.1 million.

For the quarter ended September 30, 2007, net interest income decreased $339,000, or 11.9%, compared with the same quarter last year. Average earning assets increased $9.8 million, or 2.6%, due to commercial loan growth and an increase in investment securities from the corresponding period in prior years, while the yield on assets decreased 18 basis points to 6.09% compared to the same quarter last year. The increase in interest expense resulted from an increase in average interest bearing liabilities of $11.3 million, or 3.4%, to fund asset growth, an increase in cost of liabilities of 23 basis points to 3.94%, as well as a change in the mix of liabilities, reflecting increased reliance upon borrowings and higher cost certificates of deposit compared to the same quarter last year. The effect of the rising rate environment, together with the Company’s greater reliance on higher cost funding, resulted in a decline in interest rate spread of 41 basis points to 2.15% and a decrease in interest rate margin of 42 basis points to 2.60% for the quarter ended September 30, 2007 compared to the same quarter last year.

The provision for loan losses was $520,000 for the quarter ended September 30, 2007, which was $220,000 higher than the $300,000 provision recorded for the same quarter last year. Allowance for loan losses totaled $3.4 million at September 30, 2007 and represented 1.02% of loans outstanding, compared with the 0.94% at June 30, 2007. This quarter’s higher loan loss provision and increase in allowance as a percentage of total loans was due mostly to valuation allowances for a number of commercial loans that the Company determined during the quarter had become impaired. Non-performing assets were 2.32% of total assets at September 30, 2007, as compared to 1.23% at June 30, 2007. The increase in non-performing assets was primarily attributable to the commercial loans that the Company determined during the quarter had become impaired.

Non-interest income was $569,000 for the quarter ended September 30, 2007, which was $98,000, or 20.8%, higher than the same quarter last year due mostly to increased customer service fees and higher gains from the sale of securities. Gains from the sale of securities for the quarter ended September 30, 2007 totaled $91,000 as the Company realized gains from the sale of several equity securities. Gains from the sale of securities for the quarter ended September 30, 2006 totaled $35,000, also due in part to the sale of certain equity securities. Partially offsetting this increase in non-interest income was a decrease in mortgage banking gains of $51,000 due to a decrease in residential loan sales this quarter compared to the same quarter last year.

Total non-interest expense for the quarter ended September 30, 2007 was $3.0 million, an increase of $304,000, or 11.5%, due to an increase in occupancy expense of $110,000, which is a result of the consolidation of the executive and operations center to a central location within the bank’s market area during the last quarter of fiscal year 2007. Technology expenses increased $51,000 primarily relating to increased data processing and computer software costs that support the Company’s growth in operations. Equipment expenses increased $32,000 due to the increase in depreciation expenses associated with the relocation of certain back office operations. Professional fees and other operating expenses increased $108,000 from the same quarter last year due in part to expenses associated with OREO properties and problem loans totaling $53,000.

Stockholders’ equity remained flat at $29.3 million, or $17.83 book value per share, at September 30, 2007 from $29.3 million, or $17.84 book value per share, at June 30, 2007. The Company’s ratio of stockholders’ equity to total assets at September 30, 2007 was 7.10%, which together with other capital measures, qualifies the Company as “well-capitalized” under applicable bank regulatory guidelines. The comparative ratio at June 30, 2007 was 7.06%.

Service Bancorp, Inc. is the bank holding company of Strata Bank, a Massachusetts-chartered savings bank established in 1871. Strata Bank serves the communities centrally located between Boston, MA, Worcester, MA and Providence, RI.

Strata Bank is headquartered in Medway, Massachusetts, approximately 30 miles southwest of Boston, Strata Bank operates eight full-service offices in Medway, Millis, Medfield, Franklin, Bellingham, Hopkinton, and Milford. Strata Bank offers a wide array of personal and commercial banking products and services. Nationally known bank rating companies such as Bauer Financial have continually awarded Strata Bank excellent ratings for financial strength.

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believe”, “anticipates”, “plans”, “expects” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the Company’s actual results to differ materially from those contemplated by such forward-looking statements. These important factors include, without limitation, the Company’s continued ability to originate quality loans, fluctuation in interest rates, real estate conditions in the Company’s lending areas, changes in the securities or financial markets, changes in loan delinquency and charge-off rates, general and local economic conditions, the Company’s continued ability to attract and retain deposits, the Company’s ability to control costs, new accounting pronouncements, and changing regulatory requirements. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

For further information contact:

Pamela J. Montpelier, President & CEO

Strata Bank

81 Main Street

Medway, MA 02053

(888) 578-7282

SERVICE BANCORP, INC.

Condensed Financial Information (unaudited)

(Dollars In Thousands, except per share amounts)

	September 30, 2007	June 30, 2007	September 30, 2006
Consolidated Balance Sheet Data:
Total assets	$413,178	$415,059	$406,479
Total loans, net of allowance for loan losses	326,996	330,020	324,085
Short-term investments	25	951	1,121
Other investments	61,537	59,697	60,042
Deposits	258,174	274,165	268,094
Borrowings	122,189	109,510	107,684
Stockholders' equity	29,330	29,308	28,569

Capital and Asset Quality Ratios and Other Data:
Stockholders' equity to total assets	7.10%	7.06%	7.03%
Book value per share	$17.83	$17.84	$17.41

Non-performing assets to total assets	2.32%	1.23%	0.36%
Allowance for loan losses to loans	1.02%	0.94%	0.96%

Number of full-service offices	8	8	8
Number of limited-service offices	1	1	1

	Quarter Ended September 30
	2007	2006
Consolidated Statement of Operations:
Total interest income	$5,969	$5,999
Total interest expense	3,450	3,141

Net interest income	2,519	2,858
Provision for loan losses	520	300

Net interest income, after provision for loan losses	1,999	2,558

Service charges and other income	474	381
Mortgage banking gains, net	4	55
Securities sale gains, net	91	35

Total non-interest income	569	471

Total non-interest expense	2,958	2,654

Income (Loss) before income tax	(390)	375
Income taxes	(166)	126

Net Income (Loss)	$(224)	$249

Earnings (loss) per share:
Basic	$(0.14)	$0.15

Diluted	$(0.14)	$0.15

Weighted average shares:
Basic	1,643,581	1,639,566

Diluted	1,643,581	1,660,741

Performance Ratios:
Annualized return on average assets	-0.21%	0.25%
Annualized return on average equity	-3.01%	3.49%
Net interest spread	2.15%	2.56%
Net interest margin	2.60%	3.02%